Exhibit (k)(6)

PGIM Investments LLC
655 Broad Street – 17th Floor
Newark, New Jersey 07102

[ ], 2023

PGIM Investments LLC

655 Broad Street – 17th Floor

Newark, New Jersey 07102

Re: PGIM Private Credit Fund (the “Fund”)

To whom it may concern:

PGIM, Inc. (“PGIM”), the Fund’s investment sub-adviser, hereby acknowledges that PGIM Investments LLC (“PGIM Investments”), the Fund’s investment adviser, has entered into a waiver agreement with the Fund (“Waiver Agreement”) requiring PGIM Investments to waive the entirety of its base management fee and its incentive fee for one year from the effectiveness of the Fund’s registration statement (the “Wavier Period”).

In connection with the Waiver Agreement, PGIM hereby agrees to waive any subadvisory fees and incentive fees it is entitled to receive from PGIM Investments, as described in Schedule A to the Sub-Advisory Agreement between PGIM and PGIM Investments, during the Waiver Period.

Following the Waiver Period, PGIM’s agreement to temporarily waive its subadvisory fees as described herein will terminate.

Very truly yours,

PGIM, INC.

By:
Name:
Title:

PGIM Investments LLC

By:
Name: Scott E. Benjamin
Title: Executive Vice President